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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

                      UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
                         ANNOUNCES FIRST QUARTER RESULTS

May 20, 2003 -- Universal Automotive Industries, Inc. (NASDAQ: UVSL and UVSLW), today announced that first quarter 2003 net sales decreased 13.8% to $15.0 million compared to the first quarter of 2002 sales of $17.4 million. The Company's core brake parts business was affected by price deflation in the drum & rotor product segment, the lack of a new customer rollout which occurred in 2002 and the general slow down of economic activity. This decline was partially offset by increases in the commodity sales of non-brake part products. Net loss for the quarter was $974,000 ($.12 per share) as compared to net income of $152,000 ($.02 per share) for the quarter ended March 31, 2002.

The overall gross profit for the first quarter of 2003 was $1,748,000 (11.6% of net sales) which is down 45.2% as compared to gross profit of $3,188,000 (18.3% of net sales) in the first quarter of 2002. The decrease in gross profit is attributable to the decline in sales volume, under absorption of fixed overheads at the Company's friction manufacturing facilities and start-up costs associated with the relocation of the rotor facility.

Selling, general and administrative expenses decreased 6.7% to $2,492,000 (16.6% of net sales) for the quarter ended March 31, 2003 as compared to $2,671,000 (15.3% of net sales) for the quarter ended March 31, 2002. This reduction was a result of reduced expenses on the lower sales volume. In addition, lower outstanding balances and interest rates on the Company's revolving line of credit provided savings of $125,000 over the prior year's quarter.

The Company, headquartered in the Chicago area, specializes in distribution and manufacture of brake rotors and other brake parts, under its trademarks "UBP -- Universal Brake Parts," and "Ultimate" in the United States and Canada.

For further information contact: Robert W. Zimmer, CFO (708-293-4050, extension
227).

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created hereby. Such forward-looking statements involve known and unknown risks, uncertainties (including those risk factors referenced in the Company's filings with the Securities and Exchange Commission), and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements of the Company expressed or implied by such forward-looking statements.



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                      UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
                          SUMMARY OF FINANCIAL RESULTS
                          (000's) except per share data

                                                  THREE MONTHS ENDED MARCH 31,
                                             ---------------------------------------
                                                   2003                 2002
                                                   ----                 ----

Net Sales
      Brake parts                                 $    11,788           $    16,029
      Commodities                                       3,229                 1,381
                                             -----------------    ------------------
                                                       15,017                17,410

Cost of Sales                                          13,269                14,222
                                             -----------------    ------------------
Gross Profit                                      $     1,748           $     3,188
      %                                                  11.6%                 18.3%
Selling, general and
      administrative expense                            2,491                 2,671
Loss from discontinued operations                           0                     0
                                             -----------------    ------------------

Income (loss) from operations                     $      (743)          $       517

Other expense
      Interest expense                                    239                   364
      Other, net                                           (8)                    1
                                             -----------------    ------------------

Pretax income (loss)                              $      (974)          $       152

Income tax provision (benefit)                              0                     0
                                             -----------------    ------------------
Net Income                                        $      (974)          $       152
                                             =================    ==================

EARNINGS (LOSS) PER SHARE:
Basic                                             $     (0.12)          $      0.02
Diluted                                           $     (0.09)          $      0.01

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic                                               8,224,949             8,120,406
Common stock equivalents resulting
      from warrants and options                     3,014,380             4,045,345
                                             -----------------    ------------------
Diluted                                            11,239,329            12,165,751
                                             =================    ==================